EXHIBIT 99
                                                                 DRAFT 11/22/96

This preliminary Prospectus Supplement and the Information contained herein are subject to completion or amendment and prospective purchasers are referred to the related final Prospectus Supplement for definitive information on any matter contained herein. This preliminary Prospectus Supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

         PRELIMINARY, SUBJECT TO COMPLETION, DATED [__________] , 1996

PROSPECTUS SUPPLEMENT
(To Prospectus dated [________], 1996)
                                  $[----------]

                             Union Electric Company
                                Series A SKIS(sm)
                 [_____]% Subordinated Capital Income Securities
             (Series A Subordinated Deferrable Interest Debentures)
                                 ---------------
     The [_____]% Subordinated Capital Income Securities (Series A Subordinated Deferrable Interest Debentures) (the "Debentures") are unsecured debt securities of Union Electric Company (the "Company") which will mature on December 15, 2045. Interest on the Debentures is payable semiannually on June 15 and December 15 in each year, commencing June 15, 1997, except under circumstances described herein during and under which payment of interest on the Debentures may be deferred. The Debentures will not be redeemable prior to December __, 2006; thereafter, the Debentures will be redeemable at the option of the Company, in whole or in part, on or after December __, 2006 at the redemption prices set forth herein together with accrued interest to the redemption date. The Debentures will be represented by a Global Security that will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and will be available for purchase in denominations of $1,000 and any integral multiple thereof. Each $1,000 principal amount of Debentures is referred to herein as a "Debenture." See "Certain Terms of the Debentures."

     The  obligations of the Company under the Debentures  are  subordinate  and junior in right of payment to Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1.8 billion.
                              --------------------
     See "Risk Factors" on page S-4 for certain information relevant to an investment in the Debentures, including the period and circumstances during and under which payment of interest on the Debentures may be deferred and the related United States federal income tax consequences.
                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
                     WHICH IT RELATES. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================
                           Price to          Underwriting           Proceeds to
                           Public(1)          Discount(2)            Company(3)
--------------------------------------------------------------------------------
Per Debenture........        100%               _____%                 _____%
--------------------------------------------------------------------------------
Total................   $[___________]      $[_________]          $[___________]
================================================================================
(1) Plus accrued interest, if any, from the date of original issuance.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting estimated expenses of $60,000 payable by the Company.

                              --------------------
The Debentures are offered by the Underwriter, as specified herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry only form through the facilities of DTC in New York, New York, on or about December __, 1996, against payment therefor in immediately available funds.
                              --------------------
                                 LEHMAN BROTHERS
December __, 1996
-----------------
SM Lehman Brothers Inc. has applied to register SKIS as a service mark.

                              SELECTED INFORMATION

     The following material, which is presented herein solely to furnish limited introductory information regarding the Company and the offering, has been selected from or is based upon, is qualified in its entirety by, and should be read together with, the detailed information and financial statements included and incorporated by reference into this Prospectus Supplement and in the accompanying Prospectus.


                                  The Offering

Securities Offered......................  $[__________]    aggregate   principal
                                            amount of  Debentures  due  December
                                            15, 2045.

Interest Payment Dates..................  June 15 and  December 15 in each year,
                                            commencing  June  15, 1997,   except
                                            under circumstances described herein
                                            during  and under  which  payment of
                                            interest  on the  Debentures  may be
                                            deferred.

Redemption..............................  The Debentures  will not be redeemable
                                            prior   to   December    __,   2006;
                                            thereafter,   the   Debentures   are
                                            redeemable  at  the  option  of  the
                                            Company, in whole or in part, at any
                                            time on or after  December  __, 2006
                                            and prior to maturity  upon not less
                                            than  30  nor  more  than  60  days'
                                            notice at the redemption  prices set
                                            forth herein  together  with accrued
                                            interest to the redemption date.

Subordination...........................  The  obligations  of the Company under the Debentures are  subordinate  and
                                            junior in right of payment to Senior
                                            Indebtedness   (as  defined  in  the
                                            accompanying   Prospectus)   of  the
                                            Company.  As of September  30, 1996,
                                            outstanding  Senior  Indebtedness of
                                            the Company aggregated approximately
                                            $1.8 billion.


                             Union Electric Company


Business ...............................  Principally,      the      generation,
                                            transmission,  distribution and sale
                                            of electricity.

Service Area ...........................  Electric  service to an  approximately
                                            24,500  square  mile area  primarily
                                            covering  the  eastern  and  central
                                            portions of  Missouri,  and portions
                                            of Illinois  adjacent to St.  Louis,
                                            Missouri;  and  gas  service  to  90
                                            Missouri   communities   and  Alton,
                                            Illinois, and vicinity.

Service Area Population (estimated).....  Electric--2,600,000; Gas--360,000

Customers...............................  Electric--1,133,000; Gas--120,000

Revenue Distribution (12 months ended
 September 30, 1996)....................  Electric--95.7%; Gas--4.3%

Sources of Kwh Generation (12 months
 ended September 30, 1996) .............  Coal--68.1%; Nuclear--28.5%;
                                            Hydro--3.4%

Property and Plant, net (as of
 September 30, 1996)....................  $5.3 billion

Pending Merger..........................  As described  in   the    accompanying
                                            Prospectus,  the Company has entered
                                            into an Agreement and Plan of Merger
                                            pursuant  to which the  Company  and
                                            CIPSCO Incorporated  ("CIPSCO") will
                                            combine  to  form  a new  registered
                                            public   utility   holding   company
                                            subject to  satisfaction  of certain
                                            conditions.   Consummation   of  the
                                            merger will not affect the Company's
                                            obligations   with  respect  to  the
                                            Debentures      or     its     other
                                            indebtedness.   See  "Recent  Merger
                                            Developments."


                                                       Selected Financial Information
                                                           (Dollars in Thousands)
                                                                                       12 Months Ended
                              ---------------   ----------------------------------------------------------------------------------
                                 September         December         December         December         December         December
                                    30,               31,              31,              31,              31,              31,
                                   1996              1995             1994             1993             1992             1991
                              ---------------   --------------   --------------   --------------   --------------   --------------

Income Statement Data:
Operating Revenues             $ 2,247,625       $ 2,102,707      $ 2,056,116      $  2,066,004     $ 2,015,121      $ 2,096,940
Operating Income.......        $   433,281       $   441,896      $   450,186      $    411,297     $   412,017      $   482,813
Net Income.............        $   316,294       $   314,107      $   320,757      $    297,160     $   302,748      $   321,512
Ratios of Earnings to
Fixed Charges..........             4.85              4.78             4.68              4.66            4.66             4.21





                                                                                       As of September 30, 1996
                                                               -------------------------------------------------------------------
                                                                   Actual              Ratio              As              Ratio
                                                                ------------        -----------        --------        -----------
                                                                                                     Adjusted
                                                                                                     ----------
Balance Sheet Data:
Long-term Debt (excluding current maturities)...............    $1,727,945              39.7%        $                        %
Preferred Stock Subject to Mandatory Redemption.............           624
Preferred Stock Not Subject to Mandatory
Redemption..................................................       218,497               5.0
Common Stock Equity.........................................     2,406,831              55.3
                                                                -----------         -----------      ----------          ------

     Total Capitalization...................................    $4,353,897             100.0%       $                    100.0%
                                                                ===========            =====        ===========          =====
Short-term Debt and Current Maturities of
  Long-term Debt............................................    $   76,490                          $
                                                                ===========                         ===========

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              --------------------

                                  RISK FACTORS

        Prospective   purchasers  of  Debentures  should  carefully  review  the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

        Subordination of Debentures. The Debentures are unsecured obligations of the Company and are subordinate and junior in right of payment to Senior
Indebtedness of the Company. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1.8 billion. There are no terms in the Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Debentures. A default with respect to, or the acceleration of, any other indebtedness of the Company will not constitute an Event of Default with respect to the Debentures. See "Description of New Debt Securities -Subordination" in the accompanying Prospectus.

        Option to Extend Interest Payment Period. The Company has the right under the Indenture at any time and from time to time during the term of the Debentures, so long as an Event of Default has not occurred and is not continuing, to extend the interest payment period to a period not exceeding 10 consecutive semi-annual periods (an "Extension Period"). Semi-annual interest payments on the Debentures would be deferred (but would continue to accrue with interest thereon at the same rate as specified for the Debentures to the extent permitted by applicable law) during any such Extension Period. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual periods or extend beyond the maturity of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Certain Terms of the Debentures -- Option to Extend Interest Payment Period."

               If the Company exercises its right to extend the interest payment period, the Company may not, during any such Extension Period, declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Therefore, the Company believes that the likelihood of extension of an interest payment period on the Debentures is remote.

        Accruals of Interest for United States Federal Income Tax Purposes. Should the Company so defer payment of interest, holders of the Debentures (even if they used the cash method of accounting for United States federal income tax purposes) would be required to accrue income (in the form of original issue discount) for United States federal income tax purposes even though interest was not being paid on a current basis. As a result, such holders would be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and would not receive the cash from the Company related to such income if such holders disposed of their Debentures prior to the record date for payment of interest. See "United States Taxation -- Stated Interest and Original Issue Discount."


                                 USE OF PROCEEDS

        The net proceeds from the sale of the Debentures will be used to redeem the outstanding __________ shares of the Company's Preferred Stock, $_____ Series of _____, stated value $_____ per share, which are redeemable at a redemption price of $_____ per share through [date]. Such redemption is subject to the Company's closing the sale of the Debentures. Pending application to such redemption, the net proceeds will be utilized temporarily to reduce short-term bank debt and to repay outstanding commercial paper or for other general corporate purposes.

                           RECENT MERGER DEVELOPMENTS

        On August 11, 1995, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with CIPSCO and Ameren Corporation ("Ameren"), a newly formed entity, 50% owned by the Company and 50% owned by CIPSCO, pursuant to which, among other things, the Company and CIPSCO will be merged with Ameren (the "Merger").

        On July 12, 1996, a joint agreement was filed with the Missouri Public Service Commission (the "MPSC") that recommends approval of the Merger. The Company, the MPSC staff, the Office of the Public Counsel, several customer groups and others signed the agreement. Agreement provisions include a new three-year alternative regulation plan that would run from July 1, 1998 to June 30, 2001. Like the current alternative regulation plan with the MPSC, the new plan provides that earnings over a 12.61 percent regulatory return on equity ("ROE") up to a 14 percent ROE would be shared equally between customers and shareholders. The new three-year plan would also return to customers 90 percent of all earnings above an ROE of 14 percent up to 16 percent. Earnings above a 16 percent ROE would be credited entirely to customers. Other agreement provisions include: recovery over a 10-year period of the Missouri portion of an estimated $71.5 million of Merger-related transaction and transition costs; a Missouri electric rate decrease, effective September 1, 1998, based on the weather-adjusted average annual credits to customers under the current alternative regulation plan with the MPSC; and an experimental retail wheeling pilot program for 100 megawatts of electric power to be filed by the Company no later than March 1, 1997. Also, as part of the agreement, the Company will not seek to recover in Missouri the merger premium. The exclusion of the merger premium from rates would not result in a charge to earnings. On September 25, 1996, the MPSC ordered that additional information be filed in November 1996 in connection with the Merger proceedings. The MPSC is expected to issue a decision on the Merger in early 1997.

        On October 16, 1996, the Federal Energy Regulatory Commission (the "FERC") set the proposed Merger for hearing. The FERC directed the presiding administrative law judge in the case to issue an initial decision no later than April 30, 1997. The FERC is expected to issue a final decision on the Merger by the end of 1997.

        On November 7, 1996, the Hearing Examiner for the Illinois Commerce Commission (the "ICC") issued a proposed order in connection with the Company's and CIPSCO's Merger proceedings. In the proposed order, the Hearing Examiner recommended that the Merger be approved. In addition, the Hearing Examiner recommended that a decision on the Company's and CIPSCO's proposals for sharing Merger savings be made after the Merger. The Company and CIPSCO will be required to file a rate case or alternative regulation plan within one year after closing of the Merger whereby an appropriate sharing of net Merger savings between stockholders and customers will be determined at that time. The Hearing Examiner also recommended that the Company's proposed transfer of it's existing Illinois electric and gas facilities to CIPSCO be denied, but recommended that the joint dispatch agreement be approved. A final order from the ICC is expected by the end of 1996.

        The  following  selected  unaudited  pro  forma  financial   information
reflects the effects of combining the Company and CIPSCO into Ameren under the pooling of interests method of accounting.


(In Thousands Except Per Share Amounts)                                                          (Unaudited)

                                12 Months Ended                 1995              1994               1993
                              September 30, 1996

Total revenues                    $3,291,799                 $3,127,316        $3,146,101         $3,138,944

Net income                        $  376,393                 $  372,872        $  391,459         $  368,571

Earnings per share                   $2.74                      $2.72             $2.85              $2.69

        The pro forma financial information consolidates the financial results of Electric Energy Inc. ("EEI"), which effectively will be 60% owned by Ameren subsequent to the Merger as a result of the current ownership interests in EEI by the Company and CIPSCO. Additional pro forma information is included in the documents incorporated by reference herein. See "Incorporation of Certain Information by Reference" in the accompanying Prospectus.

                         CERTAIN TERMS OF THE DEBENTURES

        The following description of specific terms of the Debentures should be read in conjunction with the description of the general terms and provisions of the New Debt Securities set forth in the accompanying Prospectus under the caption "Description of New Debt Securities." The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of December __, 1996, from the Company to Boatmen's Trust Company, as Trustee (the "Trustee"), as supplemented by resolutions of the Board of Directors of the Company (the "Board") passed on June 9, 1995 and resolutions of the Executive Committee of the Board passed on December __, 1996. The Indenture, as so supplemented, is hereinafter referred to in this Prospectus Supplement as the "Indenture."

Principal Amount, Interest and Maturity

        The Debentures will be issued as a series of Debt Securities under the Indenture. The Debentures will be limited in aggregate principal amount to $[___] million.

        The Debentures are to mature on December 15, 2045 and will bear interest at the rate per annum shown in the title thereof payable semi-annually in arrears on June 15 and December 15 in each year, commencing June 15, 1997 to the persons in whose names the Debentures are registered at the close of business on the relevant record dates, which will be the Business Day (as hereinafter defined) immediately preceding the relevant payment dates. For so long as the Debentures are registered in the name of DTC or its nominee, the principal and interest due on the Debentures will be payable by the Company or its agent to DTC for payment to its Participants (as defined herein) for subsequent disbursement to Beneficial Owners (as defined herein). The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Interest will accrue from the date of original issuance or from the most recent interest payment date through which interest has been paid, as the case may be. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in New York City are authorized or obligated by law to close.


Global Securities

        This discussion of DTC and its book-entry system supplements the discussion of depositary arrangements in "Global Securities" in the accompanying Prospectus.

        DTC will act as securities depositary for the Debentures. The Debentures will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered Debenture certificates will be issued as Global Securities for the Debentures, in the aggregate principal amount of the Debentures, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

        To facilitate subsequent transfers, all Debentures deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Principal and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

        DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Debenture certificates are required to be printed and delivered.

        The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Debenture certificates will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system is based upon information obtained from DTC, and neither the Company, the Underwriter nor the Trustee takes any responsibility for the accuracy thereof.

        Neither the Company, the Trustee nor the Underwriter will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Debentures, or payments to, or the providing of notice for, Participants or Beneficial Owners.

Redemption

        The Debentures will not be redeemable prior to December __, 2006. Thereafter, the Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after December __, 2006 at the following redemption prices (in each case expressed in percentages of principal amount):


        If Redeemed During 12 Month Period                  Redemption
              Beginning December __,                           Price
              ----------------------                           -----

                      2006........................                  %

                      2007........................

                      2008........................

                      2009........................

                      2010........................

                      2011........................

                      2012........................

                      2013........................

                      2014........................

                      2015........................

                      2016 and thereafter.........               100%


in each case, upon not less than 30 nor more than 60 days' notice and together with accrued interest to the redemption date.


Option to Extend Interest Payment Period

        The Company shall have the right at any time and from time to time during the term of the Debentures to extend the interest payment period to a period not exceeding 10 consecutive semi-annual periods, and at the end of such Extension Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the same rate as specified for the Debentures to the extent permitted by applicable law); provided, however, that during any such Extension Period the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual periods or extend beyond the maturity of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company shall give the holders of the Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next interest payment date and (ii) the date the Company is required to give notice to holders of the Debentures (or, if applicable, to the New York Stock Exchange or other applicable self-regulatory organization) of the record or payment date of such interest payment, but in any event not less than two Business Days prior to such record date.

Subordination

        The obligations of the Company under the Debentures are subordinate and junior in right of payment to Senior Indebtedness of the Company in accordance with the provisions described in the accompanying Prospectus under the caption "Description of New Debt Securities -- Subordination." As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1.8 billion.

Paying Agent and Registrar

        Initially, the Company will act as Paying Agent and Registrar for the Debentures.


                             UNITED STATES TAXATION

               The following summary describes the principal United States federal income tax consequences of the purchase, ownership and disposition of Debentures. This summary only addresses Debentures held as capital assets by United States Holders (defined below) that acquire Debentures on their original issue at their original offering price, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, tax-exempt organizations, persons holding
Debentures as part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. As used herein, a "United States Holder" means a beneficial owner of Debentures that is a citizen or resident of the United States, a corporation or partnership organized in or under the laws of the United States, any state thereof or the District of Columbia, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

               The statements of law or legal conclusion set forth in this summary constitute the opinion of Winthrop, Stimson, Putnam & Roberts, special tax counsel to the Company. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings, pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change. Any such change, which may be retroactive, may cause the United States federal income tax consequences to vary substantially from the consequences described below. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and the authorities on which this summary is based are subject to various interpretations. It is, therefore, possible that the United States federal income tax treatment of the purchase, ownership and disposition of Debentures may differ from the treatment described below.

               PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Stated Interest and Original Issue Discount

               Under new Treasury Regulations applicable to debt instruments issued on or after August 13, 1996, generally, stated interest on a debt instrument will give rise to original issue discount ("OID") unless the likelihood of late payment or nonpayment is a "remote contingency." Under the Indenture, the Company has the right to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the maturity of the Debentures. The Company believes that the likelihood of it exercising its option to defer payments of interest is remote because exercising the option would, among other things, prevent the Company from declaring dividends on its capital stock. Accordingly, the Company believes that the Debentures should be considered as issued without OID and, therefore, except as set forth below, stated interest on Debentures will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

               Notwithstanding the foregoing, should the Company exercise its right to defer payments of interest, the Debentures would at that time be treated as having been reissued with OID. Consequently, United States Holders (even if they used the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis for as long as the Debentures remained outstanding, including any Extension Periods. The amount of OID that would accrue in any semi-annual period would approximately equal the amount of interest that accrues in that semi-annual period at the stated interest rate. A United States Holder that disposed of Debentures before the record date for the payment of interest following an Extension Period would include interest in gross income as it accrued on the Debentures but would not receive any interest payments related thereto from the Company.

Sale or Redemption of Debentures

               Gain or loss will be recognized by a United States Holder on a sale of Debentures (including a redemption) in an amount equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued interest not previously included in income as interest or OID) and the United States Holder's adjusted tax basis in the Debentures sold or redeemed. The tax basis of a United States Holder in its Debentures would be increased by any OID included in income and decreased by any subsequent payments of interest. A United States Holder that disposed of Debentures during an Extension Period may recognize a capital loss because the market value of the Debentures may not fully reflect interest accrued as OID during such Extension Period. Gain or loss recognized by a United States Holder on Debentures held for more than one year will generally be taxable as long-term capital gain or loss.

Information Reporting and Backup Withholding

               The amount of interest paid or OID accrued, if any, on Debentures held of record by United States Holders (other than corporations and other exempt holders) will be reported annually to the IRS. It is anticipated that such interest or OID will be reported to holders on Form 1099 and delivered by January 31 following each calendar year.

               "Backup withholding" at a rate of 31% will apply to payments of interest to non-exempt United States Holders unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

               Payment of the proceeds from the disposition of Debentures to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

               Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is furnished to the IRS.


                                  UNDERWRITING

        The Underwriter has agreed to purchase and the Company has agreed to sell to the Underwriter the Debentures. The Underwriting Agreement provides that the obligation of the Underwriter is subject to certain conditions precedent, and that the Underwriter will be obligated to purchase all of the Debentures if any are purchased.

        The Company has been advised by the Underwriter that it proposes to offer the Debentures to the public initially at the price to public set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of [____]% of the principal amount of the Debentures; that the Underwriter and such dealers may reallow a discount not in excess of [____]% of the principal amount of the Debentures on sales to certain other dealers; and that after the initial public offering, the price to public and concession and discount to dealers may be changed by the Underwriter.

        The Debentures are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Debentures, as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriter. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Debentures.

        The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


                                  LEGAL MATTERS

        Statements as to United States taxation in this Prospectus Supplement under the caption "United States Taxation" have been passed upon for the Company by Winthrop, Stimson, Putnam & Roberts, acting as special tax counsel to the Company, and are stated herein on their authority as experts. Such firm is also acting as counsel to the Underwriter in connection with the offering of Debentures.

================================================================================

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement in connection with the offer made by the Prospectus and this Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. The Prospectus and this Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of the Prospectus or this Prospectus Supplement nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.


                              ---------------------


                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                              Prospectus Supplement

Selected Information...................................................   S-2
Risk Factors...........................................................   S-4
Use of Proceeds........................................................   S-4
Recent Merger Developments.............................................   S-5
Certain Terms of the Debentures........................................   S-6
United States Taxation.................................................   S-9
Underwriting...........................................................   S-11
Legal Matters..........................................................

                                   Prospectus

Available Information..................................................    2
Incorporation of Certain Documents by Reference........................    2
The Company............................................................    3
Use of Proceeds........................................................    3
Ratio of Earnings to Fixed Charges.....................................    3
Description of New Bonds...............................................    3
Description of New Debt Securities.....................................    7
Global Securities......................................................   14
Experts................................................................   14
Legal Opinions.........................................................   15
Plan of Distribution...................................................   15

================================================================================

================================================================================

                               $[_______________]

                             UNION ELECTRIC COMPANY


                                Series A SKISsm
                             [_____]% Subordinated
                           Capital Income Securities
                       (Series A Subordinated Deferrable
                              Interest Debentures)


                                ---------------

                             PROSPECTUS SUPPLEMENT
                               December __, 1996

                                ---------------



                                LEHMAN BROTHERS


================================================================================